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                        RESTATED CERTIFICATE OF INCORPORATION
                                          OF
                            UNITY FIRST ACQUISITION CORP.

                               Under Section 245 of the
                           Delaware General Corporation Law

    We, the undersigned, President and Secretary, respectively, of UNITY FIRST ACQUISITION CORP., a corporation existing under the laws of the State of Delaware, DO HEREBY CERTIFY as follows:

    FIRST:    That the name of the corporation is UNITY FIRST ACQUISITION CORP.

    SECOND:   That the Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on May 30, 1996.

    THIRD:    That this Restated Certificate of Incorporation amends the provisions of the Corporation's Certificate of Incorporation by insertion of a new Article SEVENTH thereof and the corresponding renumbering of the Articles following Article SEVENTH, which Article SEVENTH was duly adopted by the Board of Directors of the Corporation, was declared advisable by Board of Directors and was approved by written consents executed by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon in the manner prescribed by Sections 228 and 242 of the Delaware General Corporation Law ("DGCL"). This

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Restated Certificate of Incorporation was duly adopted in the manner prescribed by Section 245 of the DGCL.

    FOURTH:   That the text of the Certificate of Incorporation of UNITY FIRST
ACQUISITION CORP. is hereby restated to read in full as follows:

    FIRST:    The name of the corporation is

              UNITY FIRST ACQUISITION CORP.


    SECOND:   The address of the initial registered and principal office of this corporation is this state is c/o United Corporate Services, Inc., 15 East North Street, in the City of Dover, County of Kent, State of Delaware 19901 and the name of the registered agent at said address is United Corporate Services, Inc.

    THIRD:    The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the corporation laws of the State of Delaware.

    FOURTH:   a)   The corporation shall be authorized to issue the following shares:

    Class               Number of Shares              Par Value
     -----               ----------------              ---------

    Common                  20,000,000                  .0001
    Preferred                    5,000                  .  01


              b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

         The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the


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    particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

         All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein.

    FIFTH:    The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and of its directors and stockholders:

         (1) The number of directors of the corporation shall be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

         (2) The Board of Directors shall have power without the assent or vote of the stockholders:

              (a) To make, alter, amend, change, add to or repeal the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

              (b) To determine from time to time whether, and to what times and places and under what conditions the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

         (3) The directors in their discretion may submit any contract or act for approval or ratification at any annual


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    meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

         (4) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

    SIXTH:    No director shall be liable to the corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the corporation's directors to the corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time. The corporation shall indemnify to the fullest extent permitted by Sections 102(b)(7) and 145 of the DGCL, as amended from time to time, each person that such Sections grant the corporation the power to indemnify.

    SEVENTH: The following paragraphs (A) through (D) shall apply during the period commencing upon the consummation of the Corporation's initial public offering of securities ("IPO") and terminating upon the consummation of any "Business Combination," and may not be amended during such period. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, exchange of capital stock, asset or stock acquisition or other similar type of transaction, of any business ("Target Business").

         A.   Prior to the consummation of any Business


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    Combination, the corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. In the event that the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of the Public Shares (as hereafter defined) exercise their conversion rights described in paragraph B below.

         B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any holder of shares of Common Stock issued in the IPO ("Public Shares") who voted against the Business Combination may demand that the Corporation convert his Public Shares into cash. If so demanded, the Corporation shall convert such Public Shares at a per-share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the number of Public Shares. "Trust Fund" shall mean that trust account established by the Corporation at the consummation of its IPO and into which certain net proceeds of the IPO are deposited.

         C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that an agreement for a Business Combination was executed but was not consummated within such 18 month period (the later of such dates being referred to as the "Termination Date"), the officers of the Corporation shall take all such actions as may be necessary to dissolve and liquidate the Corporation within sixty days of the Termination Date. In the event that the Corporation is so dissolved and liquidated, liquidating distributions shall be made only with respect to the Public Shares and the Corporation shall pay no liquidating distributions with respect to any shares of Common Stock outstanding prior to the consummation of the IPO.

         D. A holder of Public Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B above. In no other circumstances shall a holder of Public Shares have any right or interest of any kind in or to the Trust Fund.

    EIGHTH:   Whenever a compromise or arrangement is proposed


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    between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware, may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

    NINTH:    The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation (other than the provisions of Article SEVENTH, which may not be amended prior to consummation of a Business Combination) in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

    IN WITNESS WHEREOF, we have signed this Certificate and caused the corporate seal of the Corporation to be hereunto affixed this day of September, 1996.




                             -----------------------------------
                             Lawrence Burstein, President



ATTEST:




- ----------------------------
Norman Leben, Secretary



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